SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
DIAMOND FOODS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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November 29, 2006

To our stockholders:

You are cordially invited to attend our 2007 annual meeting of stockholders (“Annual Meeting”) to be held at our principal executive offices located at 1050 S. Diamond Street, Stockton, California on Tuesday, January 16, 2007 at 10:00 a.m., California time.

The matters to be acted upon at the Annual Meeting are described in detail in the accompanying notice of the 2007 Annual Meeting and proxy statement. The annual meeting materials include the notice, proxy statement, our Annual Report and proxy card, all of which are enclosed.

Please use this opportunity to contribute to our company by voting on the matters to come before this Annual Meeting. Stockholders who hold shares in their own name through our transfer agent, Computershare, or who hold physical stock certificates can cast their vote online or by telephone. To vote online or by telephone, follow the instructions for online voting contained within your Annual Meeting materials. If you do not wish to vote online or by telephone, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting. Voting online, by telephone or by returning the proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

Sincerely,

Michael J. Mendes
President and Chief Executive Officer

Diamond Foods, Inc.
1050 S. Diamond Street
Stockton, California 95205

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

Our 2007 annual meeting of stockholders (“Annual Meeting”) will be held at our principal executive offices located at 1050 S. Diamond Street, Stockton, California, 95205 on Tuesday, January 16, 2007 at 10:00 a.m., California time.

At the Annual Meeting, you will be asked to consider and vote upon the following matters:

1. The election of three Class II members to our board of directors, each to serve until our 2010 annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation, death or removal. Our board of directors intends to present the following nominees for election as directors: Robert Lea, Dennis Mussell and Glen Warren.

2. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2007.

3. The transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

These items of business are more fully described in the attached proxy statement. Only stockholders of record at the close of business on November 21, 2006 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

By order of the Board of Directors

Sam Keiper
Secretary

Stockton, California
November 29, 2006

Whether or not you plan to attend the Annual Meeting in person, please either cast your vote online, by telephone, or by completing, dating, signing and returning the enclosed proxy card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented.

Diamond Foods, Inc.
1050 S. Diamond Street
Stockton, California 95205

PROXY STATEMENT

November 29, 2006

The accompanying proxy is solicited on behalf of the board of directors of Diamond Foods, Inc., a Delaware corporation, for use at the 2007 annual meeting of stockholders (“Annual Meeting”). The Annual Meeting will be held at our principal executive offices located at 1050 S. Diamond Street, Stockton, California, 95205 on Tuesday, January 16, 2007 at 10:00 a.m., local time. This proxy statement and the accompanying form of proxy card were first mailed to stockholders on or about November 29, 2006. Our Annual Report to Stockholders, in addition to our Annual Report on Form 10-K, each for the 2006 fiscal year, are enclosed with this proxy statement.

Record Date; Quorum

Only holders of record of Diamond Foods common stock as of the close of business on November 21, 2006 will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 15,737,194 shares of common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Effect of Abstentions and “Broker Non-Votes”

Shares held by a stockholder who indicates on the proxy card that he or she wishes to abstain from voting will not be taken into account in determining the outcome of the proposal. However, those shares are considered present and entitled to vote at the Annual Meeting, and will count toward determining whether or not a quorum is present.

If a stockholder does not give a proxy to his or her broker with instructions as to how to vote the shares, the broker may vote those shares on “routine” matters, such as the election of directors and the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Shares voted in this manner by a broker are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of such “routine” proposals. In the event a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, referred to as a “broker non-vote,” then those shares will not be considered entitled to vote with respect to that matter, but will be treated as shares present for the purpose of determining the presence of a quorum to transact business at the meeting.

Voting Rights; Required Vote; Quorum

Stockholders are entitled to one vote for each share of common stock held as of the record date. Directors will be elected by a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Stockholders do not have the right to cumulate their votes in the election of directors. Approval of Proposal No. 2 ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2007 requires the affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting, either in person or by proxy. The inspector of elections appointed for the Annual Meeting will separately tabulate the relevant affirmative and negative votes, abstentions and broker non-votes for each proposal. A majority of the outstanding shares, represented at the Annual Meeting in person or by proxy, is the quorum required to transact business at the Annual Meeting.

Voting of Proxies

Most stockholders have three options for submitting their votes, by: (a) Internet, (b) telephone or (c) mail. If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card. If you live in the United States or Canada, you may submit your proxy by following the “Vote by Telephone” instructions on the proxy card. If you complete and properly sign the proxy card you receive and return it in to us the prepaid envelope, your shares will be voted in accordance with the specifications made on the proxy card. If no specification is made on a signed and returned proxy card, the shares represented by the proxy will be voted “for” the election to the board of directors of each of the nominees named on the proxy card, “for” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2007 and in the discretion of the proxy holders on any other matter that may be properly brought before the Annual Meeting. We encourage stockholders with Internet access to record their votes on the Internet or, alternatively, to vote by telephone. Internet and telephone voting is convenient, saves on postage and mailing costs and is recorded immediately, minimizing risk that postal delays may cause votes to arrive late and therefore not be counted. Stockholders who attend the Annual Meeting may vote in person, and any previously submitted votes will be superseded by the vote cast at the Annual Meeting.

Adjournment of Annual Meeting

If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Expenses of Soliciting Proxies

We will pay the expenses of soliciting proxies for the Annual Meeting. After the original mailing of the proxy cards and other soliciting materials, we and/or our agents also may solicit proxies by mail, telephone, facsimile, email or in person. After the original mailing of the proxy cards and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy cards and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. We will reimburse the record holders for their reasonable expenses if they ask us to do so.

Revocability of Proxies

Any person signing a proxy card in the form accompanying this proxy statement has the power to revoke it at any time before it is voted. Registered holders may revoke a proxy by signing and returning a proxy card with a later date, by delivering a written notice of revocation to Computershare, P.O. Box 43103, Providence, Rhode Island 02940, that the proxy is revoked or by attending the Annual Meeting and voting in person. The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the Annual Meeting. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder unless such vote is revoked in person at the Annual Meeting.

Electronic Delivery of Stockholder Communications

We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via e-mail. With electronic delivery, you will be notified via e-mail as soon as future Annual Reports and proxy statements are available on the Internet, and you can submit your stockholder votes online. Electronic delivery also can eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:

Registered Owner (you hold your Diamond Foods shares in your own name through our transfer agent, Computershare, or you are in possession of stock certificates): visit www.computershare.com to enroll.

Beneficial Owner (your shares are held by a brokerage firm, a bank or a trustee): visit www.icsdelivery.com to enroll.

Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call Computershare, our transfer agent, at (800) 733-5001 with questions about electronic delivery.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The board of directors currently consists of nine directors, three of whom are the Class II directors standing for election at the Annual Meeting. It is intended that the proxies will be voted for the three nominees named below for election to our board of directors unless authority to vote for any such nominee is withheld. All of the nominees are presently members of our board of directors.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to, or for good cause will not, serve as a director, and each nominee has confirmed that he will serve on the board if elected. The term of office of each person elected as a director will continue until the 2010 annual meeting of our stockholders or until his successor has been elected and qualified.

Nominees

The names of the nominees, their ages and background information are set forth below:

			Director
Name of Nominee	Age	Principal Occupation	Since

Robert M. Lea	63	Founder and Owner, Law Offices of Robert Lea.	2005
Dennis Mussell	64	Retired, former President and Chief Executive Officer of Chicken of the Sea International.	2005
Glen C. Warren, Jr.	50	President, Chief Financial Officer and a director of Antero Resources Corporation.	2005

Robert M. Lea served as a member of the board of directors of our predecessor company, Diamond Walnut Growers, from 1993 to July 2005. Since November 2004, Mr. Lea has practiced law as a solo practitioner with the Law Offices of Robert Lea, which he founded. From January 2004 to November 2004, Mr. Lea served as the Managing Partner of Lea and Shepherd, a law firm. From 1984 to December 2003, he was a partner of the law firm Lea & Arruti. Mr. Lea holds a B.A. from the University of California, Davis and a J.D. from the University of California, Berkeley, School of Law (Boalt Hall).

Dennis Mussell is the retired former President and Chief Executive Officer of Chicken of the Sea International, a packaged seafood company, after serving from August 1997 until January 2005. Prior to holding this position, he served in various senior capacities with Van Camp Seafood Company, Inc., the predecessor corporation to Chicken of the Sea International, including most recently Chief Operating Officer. Mr. Mussell has extensive work experience in the packaged food industry. He holds a B.S. from Southwest Missouri State University.

Glen C. Warren, Jr. has served as President, Chief Financial Officer and a director of Antero Resources Corporation, a natural gas exploration and production company, since June 2002. Prior to joining Antero Resources Corporation, he served as a Managing Director of Concert Energy Advisors, an investment banking firm to energy companies, from November 2001 to June 2002. From 1998 to March 2001, Mr. Warren served as Chief Financial Officer, Executive Vice President and a member of the Board of Directors of Pennaco Energy, Inc., a natural gas exploration and production company. From 1989 to 1998, he was an investment banker with Dillon, Read & Co., Inc., Kidder, Peabody & Co. Incorporated and Lehman Brothers Inc. Mr. Warren is a director of Venoco, Inc., an oil and gas exploration and production company. Mr. Warren holds a B.A. from the University of Mississippi, a J.D. from the University of Mississippi School of Law and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

Directors

The three directors listed below are Class III members of the board. Their terms expire at the 2008 annual meeting of stockholders.

			Director
Name of Director	Age	Principal Occupation	Since

John J. Gilbert	63	Owner and President of Gilbert Orchards and Rio Oso Groves, Inc.	2005
Steven M. Neil	54	Vice President and Chief Financial Officer of The Cooper Companies, Inc.	2005
Robert J. Zollars	49	President and Chief Executive Officer of Wound Care Solutions, LLC.	2005

John J. Gilbert is our Chairman of the board of directors. He served as the Chairman of the board of directors of our predecessor company, Diamond Walnut Growers, from 1996 to July 2005. Since 1983, Mr. Gilbert has been the owner and President of Gilbert Orchards and Rio Oso Groves, Inc., each of which is a family corporation focusing on walnuts. He holds a B.S. from California Polytechnic State University, San Luis Obispo.

Steven M. Neil has served as Vice President and Chief Financial Officer of The Cooper Companies, Inc., a company that manufactures specialty healthcare products, since January 2005. From July 2003 to January 2005, he served as Executive Vice President, Chief Financial Officer and Secretary of Ocular Sciences, Inc., a contact lens company. From October 1997 to June 2003, he was Executive Vice President, Finance, Chief Financial Officer, Treasurer and Secretary of Sola International, a marketer of eyeglass lenses. He holds a B.A. from the University of California, Santa Barbara, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

Robert J. Zollars has served as President and Chief Executive Officer of Wound Care Solutions, LLC, a holding company that operates chronic wound care centers in partnership with hospitals in the U.S., since May 2006. From July 1999 to March 2006, Mr. Zollars was chairman of the board of directors and Chief Executive Officer of Neoforma, Inc., a provider of supply chain management solutions for the healthcare industry. From 1997 to July 1999, he served as Executive Vice President and Group President of Cardinal Health, Inc., a healthcare products and services company. Earlier in his career, while employed at Baxter International, a healthcare products and services company, Mr. Zollars served as President of a dietary products joint venture between Baxter International and Kraft General Foods. He holds a B.S. from Arizona State University and an M.B.A. from John F. Kennedy University.

The three directors listed below are Class I members of the board. Their terms expire at the 2009 annual meeting of stockholders.

			Director
Name of Director	Age	Principal Occupation	Since

Joseph P. Silveira	59	President of Farmland Management Services, Inc.	2005
Laurence M. Baer	49	Executive Vice President and Chief Operating Officer, San Francisco Giants.	2005
Michael J. Mendes	43	President and Chief Executive Officer of Diamond Foods, Inc.	2005

Joseph P. Silveira served as a member of board of directors of our predecessor company, Diamond Walnut Growers, from June 2002 to July 2005. Since 1994, Mr. Silveira has served as President of Farmland Management Services, Inc., directing property acquisitions, operations, leases and sales. He holds a B.S. from California Polytechnic State University, San Luis Obispo.

Laurence M. Baer has served as Executive Vice President of the San Francisco Giants Baseball Club since 1992 and as its Chief Operating Officer since 1996. From 1990 until 1992, he served as Assistant to the Chairman of CBS, Inc., a media and entertainment corporation. Mr. Baer holds a B.A. from the University of California, Berkeley, and an M.B.A. from Harvard Business School.

Michael J. Mendes has served as our President and Chief Executive Officer since 1998. From 1991 to 1994 and from 1995 to 1998, Mr. Mendes served in various sales and marketing positions at our predecessor company, Diamond Walnut Growers, including as Vice President of International Sales and Marketing. Prior to joining Diamond Walnut Growers, Mr. Mendes served as Manager of International Marketing of the Dole Food Company from 1989 to 1991. He holds a B.S. from the California Polytechnic State University, San Luis Obispo, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

We are committed to maintaining high standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We have adopted a code of conduct and ethics for directors, officers (including our chief executive officer and our senior financial officers) and employees, known as the Diamond Code of Conduct. Our certificate of incorporation, bylaws, board committee charters and Diamond Code of Conduct form the framework for Diamond’s corporate governance. The Diamond Code of Conduct and the charters of our Audit Committee, Compensation Committee and Nominating Committee are available through the investor relations page at our web site: http://www.diamondfoods.com. We will post on this web site any amendments to the Diamond Code of Conduct or waivers of the Diamond Code of Conduct for directors and executive officers.

Composition of Board of Directors

We have nine authorized directors. The board of directors consists of Mr. Gilbert, Mr. Lea, Mr. Silveira, Mr. Baer, Mr. Mussell, Mr. Neil, , Mr. Warren, Mr. Zollars and Mr. Mendes.

Our certificate of incorporation and bylaws divide our board of directors into three classes:

•	Class I directors, whose terms expire at the 2009 annual meeting of stockholders;

•	Class II directors, whose terms expire at the 2007 annual meeting of stockholders; and

•	Class III directors, whose terms expire at the 2008 annual meeting of stockholders.

At each annual meeting of stockholders after the initial classification, the successors to directors whose terms have expired will be elected to serve from the time of their election and qualification until the third annual meeting following their election.

Our bylaws provide that the authorized number of directors may be changed by resolution of the board of directors, and our bylaws provide that our board of directors may set the authorized number of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

Board of Directors Meetings and Committees

During the 2006 fiscal year, the Diamond Foods board of directors met nine times and acted by unanimous written consent once. No director attended fewer than 75% of the total number of meetings of the board of directors held while the director served or the total number of meetings held by all committees of the board of directors on which the director served during the 2006 fiscal year.

Audit Committee.  The audit committee reviews and evaluates our financial statements, accounting practices and internal audit and control functions, selects our independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors. The members of our audit committee currently are Mr. Silveira, Mr. Mussell and Mr. Neil, with Mr. Neil serving as chairman of the committee. The board of directors has determined that (i) Mr. Neil qualifies as an “audit committee financial expert” as defined by the rules of the SEC and (ii) that all of the members of the audit committee are independent under applicable NASDAQ listing standards. The audit committee met four times during fiscal 2006.

Compensation Committee.  The compensation committee reviews and determines the compensation and benefits of our officers and directors. The committee also administers our equity compensation and employee benefits plans and reviews general policies relating to compensation and benefits. The members of our compensation committee are Mr. Baer, Mr. Warren and Mr. Zollars, with Mr. Zollars serving as chairman of the committee. The board of directors has determined that all of the members of the compensation committee are independent under applicable NASDAQ listing standards. The compensation committee met four times during the 2006 fiscal year.

Nominating and Governance Committee.  The nominating and governance committee makes recommendations to our board of directors concerning candidates for election as directors and other corporate governance related matters. The members of our nominating and governance committee are Mr. Mussell, Mr. Warren and Mr. Zollars, with Mr. Warren serving as chairman of the committee. The board of directors has determined that all of the members of the nominating and governance committee are independent under applicable NASDAQ listing standards. The nominating committee met once during the 2006 fiscal year.

Consideration of Director Nominees

Director Qualifications.  The goal of the nominating and governance committee is to ensure that our board of directors possesses a variety of perspectives and skills derived from high-quality business and professional experience. The nominating and governance committee seeks to achieve a balance of knowledge, experience and capability on our board of directors. To this end, the nominating and governance committee seeks nominees with high professional and personal integrity, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen and the ability to think strategically. In addition, the nominating and governance committee considers the level of the candidate’s commitment to active participation as a director, both at board and committee meetings and otherwise. Although the nominating and governance committee uses these and other criteria to evaluate potential nominees, we have not established any particular minimum criteria for nominees. When appropriate, the nominating and governance committee may retain executive recruitment firms to assist in identifying suitable candidates. After its evaluation of potential nominees, the nominating and governance committee submits its chosen nominees to the board of directors for approval. The nominating and governance committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders.

Stockholder Nominees.  The nominating and governance committee will consider stockholder recommendations for director candidates. If a stockholder would like to recommend a director candidate for the possible election at the next annual meeting of stockholders, the stockholder must deliver the recommendation to our Corporate Secretary at our principal executive offices no later than the close of business on the 75th day and no earlier than the close of business on the 105th day prior to the anniversary date of the mailing of our proxy statement in connection with the previous year’s annual meeting of stockholders. However, if the next annual meeting of stockholders occurs on a date more than 30 days earlier or later than the anniversary of the prior year’s annual meeting of stockholders, then nominations must be received not earlier than close of business on the 105th day prior to the annual meeting and not later than close of business on the later to occur of (i) the 75th day prior to the annual meeting or (ii) the 10th day after the date we first publicly announced the date of the annual meeting.

Recommendations for candidates should be accompanied by the information required by Section 1.11(a)(ii) of our Bylaws. A stockholder recommending a candidate may be asked to submit additional information as determined by our Corporate Secretary and as necessary to satisfy the rules of the Securities and Exchange Commission or The NASDAQ Stock Market. If a stockholder’s recommendation is received within the time period set forth above and the stockholder has met the criteria set forth above, the nominating and governance committee will evaluate such candidate, along with the other candidates being evaluated by the nominating and governance committee, in accordance with the committee’s charter and will apply the criteria described in this section.

Independent Directors

The board of directors has determined that each of Mr. Baer, Mr. Mussell, Mr. Neil, Mr. Warren, Mr. Silveira and Mr. Zollars is an “independent director” under applicable NASDAQ listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and an “outside director” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986.

Communication with the Board

You may contact the board of directors by sending a letter addressed to the board of directors, care of Corporate Secretary, Diamond Foods, Inc., 1050 S. Diamond Street, Stockton, California 95205. An employee will forward these letters directly to the board of directors, except for junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. We may forward certain correspondence, such as product-related inquiries, elsewhere within Diamond for review and possible response. We reserve the right not to forward to the board of directors any abusive, threatening or otherwise inappropriate materials.

Director Attendance at Meetings

Each member of the board of directors is expected to be available to attend all regularly scheduled meetings of the board and any committees on which the director serves, and our annual meeting of stockholders. Each director is expected to make his best effort to attend all special board and committee meetings.

Director Compensation

Cash Retainer and Meeting Fees.  Our non-employee directors receive annual retainer and meeting fees. The annual retainer is $18,000 and meeting fees are $2,000 for each board meeting attended. In addition, the chairman of the board of directors and the chairman of the audit committee each receive an additional annual retainer of $5,000, while the compensation committee chair and nominating and governance committee chair each receive an additional annual retainer of $2,500. Committee members receive a meeting fees of $500 for each board committee meeting attended. All of our directors are reimbursed for their reasonable expenses in attending board and board committee meetings.

Option Grants.  Under our 2005 Equity Incentive Plan, each non-employee director receives an automatic grant of an option to purchase 10,000 shares of our common stock upon first joining the board of directors. The option will have an exercise price equal to the fair market value on the date of grant. Non-employee directors who were members of the board on the date of our initial public offering on July 20, 2005, received their initial, automatic grant on such date, with an exercise price equal to our initial public offering price of $17.00 per share.

Our 2005 Equity Incentive Plan also provides that each non-employee director will receive an automatic grant of an option to purchase 10,000 shares of our common stock on each anniversary of the date of grant of the initial option. Accordingly, on July 20, 2006, each non-employee director received this automatic grant with an exercise price equal to $15.01 per share, which was the closing price of our stock on such date. These automatic option grants have ten-year terms and will terminate six months following the date the director ceases to be one of our directors or consultants or 12 months following that date, if the termination is due to death or disability. Each automatic grant of options vests and becomes exercisable on the one-year anniversary of the date of grant, provided the director remains in continuous service as a director through that date. In addition, each option award will become fully vested and exercisable if we are acquired prior to or at the time of the director’s termination of service.

Restricted Stock Grants.  Upon their initial appointment or election to our board of directors, each non-employee director receives an automatic grant of restricted stock under our 2005 Equity Incentive Plan. The number of shares is equal to $120,000 divided by the closing price of our stock on the date of grant. Each such automatic stock grant is restricted, meaning that we retain the right to repurchase the shares for the nominal purchase price until they are vested. The restricted shares vest in three equal annual installments, commencing with the first anniversary of the date of grant, provided the director remains in continuous service as a director through that date. Prior to vesting, the director is entitled to vote and receive dividends with respect to such shares, but not to transfer them. Each award will become fully vested if we are acquired prior to or at the time of the director’s termination of service.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2007, and our stockholders are being asked to ratify the audit committee’s appointment. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1998. Representatives of Deloitte & Touche LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

If the stockholders fail to ratify the appointment, the audit committee will reconsider its appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2007. Even if this appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our best interests as well as the best interests of our stockholders.

Audit Fees

The following table presents information regarding the fees estimated and billed by Deloitte & Touche LLP and affiliated entities (collectively, “Deloitte & Touche”) for the 2006 and 2005 fiscal years. The audit committee did not approve any of the Tax Fees itemized below in fiscal year 2005, since shortly before the end of fiscal year 2005, we were not a public company.

	For the Year Ended July 31,
Nature of Services	2006	2005
	(In thousands)

Audit Fees	$1,197	$655
Audit-Related Fees	—	—
Tax Fees	12	12
All Other Fees	—	—

Total Fees	$1,209	$667

Audit Fees.  This category includes services provided in connection with the audit of our annual, consolidated financial statements, the review of our unaudited, quarterly consolidated financial statements, and review of our periodic and current reports filed with the securities exchange commission. For fiscal 2006, Audit Fees also includes fees for Deloitte & Touche’s evaluation of the internal controls over our financial reporting and audit activities associated with an acquisition of assets. For fiscal 2005, Audit Fees includes services related to walnut crop pool closing reporting, our initial public offering, conversion from a California cooperative association to a Delaware corporation, SEC comment letters and review of and consents issued in connection with documents filed with the Securities and Exchange Commission.

Audit-Related Fees.  We did not incur any Audit-Related Fees during fiscal year 2005 or 2006.

Tax Fees.  This category consists of tax compliance, tax planning, tax return preparation and tax advice with respect to our operations in Europe.

All Other Fees.  We did not incur any Other Fees during fiscal year 2005 or 2006.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee charter provides that the audit committee will approve the fees and other significant compensation to be paid to our independent auditors, and pre-approve all audit services and all non-audit services of independent auditors permitted under applicable law. The charter also provides that the audit committee may establish other pre-approval policies and procedures for the engagement of independent auditors to render services to us, including without limitation policies that would allow the delegation of pre-approval authority to one or more members of the audit committee, provided that any pre-approval decision is reported to the audit committee at its next scheduled meeting. The audit committee and the Board of Directors has delegated pre-approval authority for up to $25,000 in expenses to the chairman of the audit committee.

THE BOARD RECOMMENDS A VOTE FOR
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of our common stock as of November 21, 2006 by each of our directors, each of our named executive officers, all of our directors and executive officers as a group and each stockholder known to us owning more than 5% of our common stock.

The percentage of beneficial ownership for the table is based on 15,737,194 shares of our common stock outstanding as of November 21, 2006. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock.

The number of shares beneficially owned by each stockholder is determined under the rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power and those shares of common stock that the stockholder has the right to acquire within 60 days through the exercise of any stock option. The “Percentage of Common Stock” column treats as outstanding all shares underlying such options held by the stockholder, but not shares underlying options held by other stockholders.

	Number of Shares of	% of
Name of Beneficial Owner	Common Stock	Common Stock(1)

Directors and Officers:
Michael J. Mendes(2)	456,884	2.9%
Gary K. Ford(3)	134,939	*
Seth Halio(4)	121,658	*
John J. Gilbert(5)(6)	85,278	*
Joseph P. Silveira(5)(7)	47,122	*
Samuel J. Keiper(8)	47,407	*
Andrew Burke	15,000	*
Robert M. Lea(5)	34,668	*
Laurence M. Baer(5)	11,225	*
Dennis Mussell(5)	11,225	*
Steven M. Neil(5)	11,225	*
Glen C. Warren, Jr.(5)	21,225	*
Robert J. Zollars(5)	11,225	*
All 12 current directors and executive officers as a group(2) — (8)	1,009,081	6.3%
Other 5% Stockholders:
Prides Capital Partners, L.L.C.(9)	1,242,704	7.9%
Massachusetts Financial Services Company(10)	885,532	5.6%

*	Less than one percent.

(1)	Percentage of shares beneficially owned is based on 15,737,194 shares of common stock outstanding as of November 21, 2006.

(2)	Pursuant to Rule 13d-3(d)(1) of the Exchange Act, includes 171,651 shares subject to stock options exercisable in the next 60 days.

(3)	Pursuant to Rule 13d-3(d)(1) of the Exchange Act, includes 45,555 shares subject to stock options exercisable in the next 60 days.

(4)	Pursuant to Rule 13d-3(d)(1) of the Exchange Act, includes 45,033 shares subject to stock options exercisable in the next 60 days.

(5)	Pursuant to Rule 13d-3(d)(1) of the Exchange Act, includes 4,167 shares subject to stock options exercisable in the next 60 days.

(6)	Includes 42,833 shares in the name of Gilbert Orchards and 20,076 shares in the name of Rio Oso Groves, Inc. Mr. Gilbert is an owner and executive officer of Rio Oso Groves, Inc. and Gilbert Orchards. Mr. Gilbert has sole voting and dispositive control over the shares owned by Rio Oso Groves, Inc. Mr. Gilbert and William H. Gilbert have shared voting and dispositive control over the shares owned by Gilbert Orchards. Also includes 11,144 shares in the name of The John and Sandra Gilbert Trust DTD 3/6/2000. Mr. Gilbert is a co-trustee of the trust.

(7)	Includes 25,548 shares in the name of John Hancock Life Insurance Company, 1,047 shares in the name of John Hancock Variable Life Insurance Company, 3,561 shares in the name of Texas Municipal Plans Consortium and 2,913 shares in the name of Goose Pond Ag. Inc. Mr. Silveira provides farm management services for each of these entities. Mr. Silveira disclaims beneficial ownership of these shares. Also includes 2,828 shares owned by Mr. Silveira directly.

(8)	Pursuant to Rule 13d-3(d)(1) of the Exchange Act, includes 15,791 shares subject to stock options exercisable in the next 60 days.

(9)	We obtained this ownership information for Prides Capital Partners, L.L.C. et al. (“Prides”) from a Schedule 13D/A filed with the SEC by Prides and certain individuals who are partners in Prides, reporting ownership as of July 24, 2006. Prides and its partners share voting and dispositive power as to 1,242,704 shares. The address of Prides is 200 High Street, Suite 700, Boston, Massachusetts 02110.

(10)	We obtained this ownership information for Massachusetts Financial Services Company (“MFS”) from a Schedule 13G filed with the SEC reporting ownership as of December 31, 2005. MFS has sole voting power over 864,722 shares and has sole dispositive power over 885,532 shares. The address of MFS is 500 Boylston Street, Boston, Massachusetts, 02116.

EXECUTIVE COMPENSATION

Executive Officers

Name	Age	Position

Michael J. Mendes	43	President, Chief Executive Officer and Director
Gary K. Ford	52	Chief Operating Officer, Executive Vice President
Seth Halio	44	Chief Financial Officer, Executive Vice President
Samuel J. Keiper	56	Vice President, Corporate Affairs and Human Resources, and Secretary
Andrew Burke	40	Vice President, Marketing

Michael J. Mendes has served as our President and Chief Executive Officer since 1998, and as a member of our board of directors since February 2005. From 1991 to 1994 and from 1995 to 1998, Mr. Mendes served in various sales and marketing positions at Diamond Walnut Growers, including most recently as Vice President of International Sales and Marketing. Prior to joining Diamond Walnut Growers, Mr. Mendes served as Manager of International Marketing of the Dole Food Company from 1989 to 1991. He holds a B.S. from the California Polytechnic State University, San Luis Obispo, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

Gary K. Ford has served as our Executive Vice President and Chief Operating Officer since 1998. Mr. Ford served as general manager of the in-shell nut division of Sun-Diamond Growers of California, a cooperative joint venture, from 1995 to 1998. From 1992 to 1995, Mr. Ford served as General Manager of Metz Baking Company, and from 1979 to 1992, he served in various management capacities at PepsiCo, Inc.’s Frito-Lay division. He holds a B.S. from William Carey College and an M.B.A. from Georgia College and State University.

Seth Halio has served as our Executive Vice President and Chief Financial Officer since January 2005. From July 2002 to January 2005, Mr. Halio served in various senior financial management positions at Ocular Sciences, Inc., a contact lens manufacturer, including Corporate Controller and Director of Finance. From 1997 to April 2002, he served in various capacities with Spectra-Physics, Inc., a manufacturer of lasers, including most recently as Vice President, Finance. Earlier in his career, Mr. Halio spent over eight years with Ernst & Young LLP. Mr. Halio holds a B.S. from Bucknell University.

Samuel J. Keiper has served as our Vice President of Corporate Affairs and Human Resources since August 2005. From 1994 until August 2005, he served as our Vice President of Grower Relations and Corporate Affairs. From 1992 to 1994, Mr. Keiper served as our Director of Member Services. He also serves as our Corporate Secretary. Prior to joining our Diamond Walnut Growers in 1987, Mr. Keiper owned and operated a diversified farming company. He holds a B.S. from the University of California, Davis.

Andrew Burke has served as our Vice President of Marketing since June 2006. From October 2004 until June 2006, Mr. Burke served as Vice President, Marketing for Economy Wine, Spirits, Sparking and Beverages, at Ernest & Julio Gallo Winery. From March 1997 until September 2004, Mr. Burke worked at Kraft Foods, Inc. in a variety of capacities, including as a Category Business Director from September 2003 to September 2004 and a Senior Brand Manager from September 2001 until September 2003. Prior to Kraft, Mr. Burke worked at Young & Rubicam, Inc., as an Account Supervisor and Financial Analyst, and Laura Ashley, as a financial and inventory analyst. Mr. Burke holds an M.B.A from Fordham University and B.A. from Rutgers.

Summary of Executive Compensation

The following table presents information about the compensation for the 2006 fiscal year awarded to, earned by or paid to our Chief Executive Officer and our four executive officers serving in that capacity as of July 31, 2006. We also provide benefits to our executive officers that are generally available to all of our employees.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation
				Other			Securities	Long Term
				Annual		Restricted	Underlying	Incentive	All Other
	Fiscal	Salary	Bonus	Compensation		Stock Value	Options	Program	Compensation
Name and Principal Position	Year	($)	($)	($)		($)(1)	(#)	($)	($)

Michael Mendes	2006	475,691	450,000	91,629	(2)	443,121	288,288 (3)	—	152,005	(4)
President and	2005	428,846	400,000	52,004	(5)	4,306,661	253,333	160,000	—
Chief Executive Officer	2004	400,000	400,000	27,918	(6)	—	—	100,000	255,577	(7)
Gary Ford	2006	247,743	175,000	40,598	(8)	125,307	17,915	—	—
Executive Vice President,	2005	219,894	150,396	40,512	(9)	1,615,000	95,000	44,133	—
Chief Operating Officer	2004	200,605	127,226	16,956		—	—	25,076	30,896	(10)
Seth Halio	2006	237,692	168,000	39,233	(11)	114,534	16,349	—	—
Executive Vice President,	2005	117,923	—	20,942	(12)	1,399,661	95,000	—	—
Chief Financial Officer	2004	—	—	—		—	—	—	—
Sam Keiper	2006	172,848	87,500	35,617	(13)	54,432	7,790	—	—
Vice President, Corporate	2005	147,026	58,810	35,289	(14)	538,339	31,667	14,703	—
Affairs and Human Resources	2004	141,371	57,225	13,603		—	—	8,826	—
Andrew Burke	2006	26,538	40,000	—		223,950	—	—	—
Vice President,	2005	—	—	—		—	—	—	—
Marketing(15)	2004	—	—	—		—	—	—	—

(1)	As of July 31, 3006, the named executive officers held shares awarded as restricted stock as follows: Mr. Mendes — 274,434 shares; Mr. Ford — 86,617 shares, Mr. Halio — 75,337 shares; Mr. Keiper — 29,359; and Mr. Burke — 15,000. The value of restricted stock reported in this column is calculated using the closing price of our common stock on the date of grant. On July 31, 2006, the closing price of our common stock was $15.36. Based on this price, the values of the aggregated shares awarded as restricted stock held by the named executive officers were: Mr. Mendes — $4,215,306; Mr. Ford — $1,330,437; Mr. Halio — $1,157,176; Mr. Keiper — $450,954; and Mr. Burke — $230,400. If we declare dividends on our common stock, such dividends will be paid on the restricted stock disclosed above. All restricted stock in this table vest in three, equal, annual installments on each anniversary of the date of grant.

(2)	Includes $39,078 in financial planning and tax preparation services, $3,492 in amounts reimbursed for taxes and $30,364 in temporary living expenses.

(3)	Includes an option to purchase 225,000 shares of common stock granted in consideration of termination of Mr. Mendes’s Long Term Incentive Compensation Program (“LTIC”). From 2001 until October 2005. Mr. Mendes was the beneficiary of an LTIC, pursuant to which we agreed to provide Mr. Mendes with annual cash benefits over a ten year period, with payments to begin as early as Mr. Mendes’ 50th birthday, under certain circumstances. To better align Mr. Mendes’ interests with those of our stockholders, on October 25, 2005, the Board approved terminating the LTIC and granted Mr. Mendes an option to purchase 225,000 shares of common stock. The option was granted under our 2005 Equity Incentive Plan and vests over five years, with options to purchase 20% of the shares vesting on October 25, 2006, and the remainder vesting on a pro rata basis on each quarterly anniversary thereafter over the next four years. The option has an exercise price of $17.07 per share.

(4)	Represents relocation costs.

(5)	Includes $25,250 in financial planning and tax preparation services.

(6)	Includes $8,086 in health insurance cost contribution and $7,326 in medical expense reimbursements.

(7)	Represents $197,939 in relocation costs and $57,638 in unused vacation time disbursements.

(8)	Includes $12,588 for financial planning and tax preparation services and $4,397 in amounts reimbursed for taxes.

(9)	Includes $17,114 in financial planning and tax preparation services.

(10)	Represents $30,896 in unused vacation time disbursements (11) Includes $10,046 for personal use of company automobile and $8,794 in amounts reimbursed for taxes.

(12)	Includes $17,000 in financial planning and tax preparation services.

(13)	Includes $12,588 in financial planning and tax preparation services and $9,009 in health insurance cost contribution and $4,397 in amounts reimbursed for taxes.

(14)	Includes $17,114 in financial planning and tax preparation services.

(15)	Mr. Burke commenced employment with us in June 2006, and as a result, the information contained in this table represents compensation information with respect to the partial fiscal year during which he was an employee.

Option Grants in the 2006 Fiscal Year

The following table contains information concerning the stock option grants made to each of the named executive officers in the 2006 fiscal year. We granted all of these options under our 2005 Equity Incentive Plan at exercise prices equal to the fair market value of our common stock on the grant date. All options have ten-year terms and will terminate three months following the date the named executive officer ceases to be an employee or consultant or 12 months following that date, if the termination is due to death or disability.

In accordance with Securities and Exchange Commission rules, the grant date value is determined using the Black-Scholes Model. The Black-Scholes Model is a complicated mathematical formula widely used to value exchange-traded options. Stock options granted by Diamond Foods are long-term, non-transferable, and subject to vesting restrictions, while exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. The Black-Scholes Model relies on several key assumptions to estimate the value of options, including the volatility of, and dividend yield on, the security underlying the option, the risk-free rate of return on the date of grant, and the estimated time period until exercise of the option.

Option Grants in the 2006 Fiscal Year

	Individual Grants
			Percent of
	Number of		Total Options
	Securities		Granted to
	Underlying		Employees in	Exercise Price		Grant Date
	Options		Fiscal 2006	per Share	Expiration	Present Value
Name	Granted		(%)(1)	($)	Date	($)(2)

Michael Mendes	225,000	(3)	39.0	17.07	10/25/2015	1,324,283
	63,288	(4)	11.0	21.00	1/10/2016	445,934
Gary Ford	17,915	(4)	3.1	21.00	1/10/2016	126,231
Seth Halio	16,349	(4)	2.8	21.00	1/10/2016	115,197
Sam Keiper	7,790	(4)	1.4	21.00	1/10/2016	54,889
Andrew Burke	15,000	(4)	2.6	14.93	6/19/2016	76,493

(1)	Diamond granted options to purchase 577,713 shares of common stock to all of our employees during the 2006 fiscal year.

(2)	In calculating the grant date values set forth in the table, expected stock price volatilities are estimated based on a combination of volatilities of comparable companies and the historical volatility of our stock price during the six-month period following our initial public offering. The expected terms of options granted are based on the average of the contractual period of the option and the duration of the vesting period, adjusted by the rate at which the options vest. The risk-free rates are based on U.S. Treasury yields in effect at the time of grant for 10-year notes that have comparable terms as the option grants. For purposes of this valuation model, dividend yields are based on the annualized historical rate. The following assumptions are used in the table:

	Risk-Free
Grant Date	Rate of Return	Volatility	Dividend Yield	Expiration Term

10/25/2005 (options with 10/25/2015 expiration date)	4.500	27.500	0.703	6.35
01/10/2006 (options with 1/10/2016 expiration date)	4.450	27.500	0.571	5.87
06/19/2006 (options with 6/19/2016 expiration date)	5.100	27.500	0.760	5.87

(3)	From 2001 until October 2005, Mr. Mendes was the beneficiary of a Long Term Incentive Compensation program (“LTIC”), pursuant to which we agreed to provide Mr. Mendes with annual cash benefits over a ten year period, with payments to begin as early as Mr. Mendes’ 50th birthday, under certain circumstances. To better align Mr. Mendes’ interests with those of our stockholders, on October 25, 2005, the Board approved terminating the LTIC and granted Mr. Mendes an option to purchase 225,000 shares of our common stock. The option vests over five years, with options to purchase 20% of the shares vesting on October 25, 2006, and the remainder vesting on a pro rata basis on each quarterly anniversary thereafter over the next four years.

(4)	One third of the shares subject to these options vests on the first anniversary of the date of grant. The balance will vest in equal installments at the end of each quarter after such first anniversary, such that the options become fully vested three years after the date of grant.

Aggregated Option Exercises in the 2006 Fiscal Year and Fiscal Year-End Option Values

The following table presents information concerning option exercises during the 2006 fiscal year and unexercised in-the-money options held as of July 31, 2006 by the named executive officers.

Aggregate Option Exercises in Fiscal 2006 and Fiscal Year-End Values

			Number of
			Securities Underlying		Value of Unexercised
	Shares	Value	Unexercised Options		In-the-Money Options
	Acquired on	Realized	at Year-End (#)		at Fiscal Year-End ($)(1)
Name	Exercise	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael Mendes	—	—	84,445	457,176	—	—
Gary Ford	—	—	31,667	81,248	—	—
Seth Halio	—	—	31,667	79,682	—	—
Sam Keiper	—	—	10,556	28,901	—	—
Andrew Burke	—	—	—	15,000	—	6,450

(1)	Except with respect to Mr. Burke, all of the options in the table above have exercise prices higher than the fair market value of our common stock on July 31, 2006, which was $15.36. Mr. Burke’s options have an exercise price of $14.93 per share, which was the fair market value of our common stock on the date of grant.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Termination and severance payments upon a change of control.  We have entered into change-of-control agreements with our executive officers. Under these agreements, if we sell all or substantially all of our assets, complete a merger after which our stockholders before the merger do not own more than 50% of the surviving or successor entity’s outstanding voting securities after the merger, or any person or entity acquires 50% or more of our outstanding voting securities, and then after such change of control the successor entity terminates the executive officer without cause (as defined below) or the executive officer terminates his employment for good reason (as defined below), then the vesting of the executive officer’s restricted stock and stock options will accelerate and the executive will become entitled to receive severance payments equal to a multiple of his current year salary and maximum bonus. The multiple is three times for Mr. Mendes, Mr. Ford and Mr. Keiper two times for Mr. Halio and one time for Mr. Burke. In addition, if an executive officers elects to continue medical and/or dental coverage after termination, he will receive a monthly payment equal to the premium(s) for the coverage elected for himself and his dependents.

Under these agreements, the term “cause” means termination of employment due to the officer’s willful and continued failure to perform his or her duties to the company or its successor after we (or our successor or the surviving entity) deliver a written demand for substantial performance to the officer provided that this demand specifically identifies how we (or our successor or the surviving entity) believe that the officer has not substantially performed his or her or her duties, or the officer’s conviction of or plea of guilty or nolo contendere to felony criminal conduct.

Under these agreements, the term “good reason” means in each case without the officer’s consent or waiver: a material diminution of the officer’s duties or authority with Diamond, or the assignment of duties and responsibilities inconsistent with his or her status at Diamond, as of the date of the change of control; a reduction in base salary or material reduction in benefits as of the date of the change in control without the express written consent of the officer; any breach by us of any of our material obligations under our agreements with the officer; or a reassignment that requires the officer to move his or her principal work location more than 50 miles.

Employment Agreements.  In the ordinary course of our business we enter into offer letter agreements with our employees, including executive officers. Our executive officers are generally terminable at will at any time, by either the executive officer or us. Each offer letter agreement provides for annual base salary and bonus. With respect to Mr. Mendes, if we terminate his employment without cause, he is entitled to continuation of his salary and health, dental and vision insurance benefits for up to 12 months, and we have agreed to provide him with up to $10,000 in outplacement services

Pension Plans

The following table shows the estimated annual benefits payable upon retirement from active service at age 65, to employees in the United States under our Diamond Foods, Inc. Pension Plan, if taken during the plan year from August 1, 2005 through July 31, 2006. In September 2006, we announced our intention to terminate this pension plan. All pension benefits ceased accruing on November 17, 2006, and the plan will terminate effective December 1, 2006. We expect that all pension plan liabilities will be settled after receipt of all necessary approvals from the Pension Benefit Guaranty Corporation and the IRS, which we expect to receive in the first half of calendar 2007.

Estimated Annual Retirement Benefits(1)

Highest Five-Year	Years of Service
Average Compensation(2)	5	10	15	20	25	30	35	40

$150,000	$13,481	$26,962	$40,444	$53,925	$67,406	$80,887	$94,369	$107,850
250,000	17,946	35,892	53,839	71,785	89,731	107,677	125,624	143,570
350,000	17,946	35,892	53,839	71,785	89,731	107,677	125,624	143,570
450,000	17,946	35,892	53,839	71,785	89,731	107,677	125,624	143,570
550,000	17,946	35,892	53,839	71,785	89,731	107,677	125,624	143,570

(1)	We also maintain the Diamond Walnut Growers Retirement Restoration Plan in which Mr. Mendes is the sole participant. This supplemental plan provides benefits that are additional to the benefits under the Diamond Foods, Inc. Pension Plan. Benefits under this plan are calculated as a single life annuity with a guaranteed 10-year term. Normal retirement age is 60. Assuming the applicable average compensation to be $830,000, Mr. Mendes would receive a benefit from this supplemental plan estimated as follows: (15 years) $323,632; (20 years) $330,148; (25 years) $341,890; (30 years) $409,874.

(2)	No more than $210,000 for the plan year from August 1, 2005 to July 31, 2006 (as adjusted from time to time by the Internal Revenue Service) of cash compensation may be taken into account in calculating benefits payable under the Diamond Foods, Inc. Pension Plan.

The average compensation under the pension plans for each of the named executive officers is the average of the five highest consecutive years’ compensation paid in the ten years preceding retirement. Covered compensation for the Diamond Foods, Inc. Pension Plan is generally limited to base salary, which corresponds to amounts shown in the “Salary” column of the Summary Compensation Table, but for the Restoration Plan it also includes bonuses. Also, if retirement were to occur during the period 2006 through 2013, then covered compensation for the Diamond Foods, Inc. Pension Plan will include bonuses paid prior to August 2003. The Diamond Foods, Inc. Pension Plan also provides an alternate formula that could in some circumstances provide some individuals with a higher benefit than that shown in the table above for a given level of compensation. The application of this formula is limited to persons with service prior to August 1, 2003. Named executive officers included in the Summary Compensation Table have currently been credited with the following years of service: Mr. Mendes, 14 years; Mr. Ford, 11 years; Mr. Halio, 2 years; and Mr. Keiper, 20 years.

Retirement benefits in the table shown above are payable at normal retirement age (the later of age 65 or attainment of five years of service) in the form of a single life annuity (other optional forms of payment are available). The benefits listed in the table above are not subject to reduction for Social Security.

Equity Compensation Plan Information

The following table sets forth information as of July 31, 2006 regarding equity awards under our 2005 Equity Incentive Plan and 2005 Employee Stock Purchase Plan:

Equity Compensation Plan Information Table

	(a)	(b)	(c)
			Number of Securities
			Available for
	Number of Securities		Future Issuance
	to be Issued	Weighted Average	Under Equity
	Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	1,648,459	$17.43	942,143	(1)
Equity compensation plans not approved by security holders	0	—	—
Total	1,648,459	$17.43	942,143	(1)

(1)	Of these shares, 499,000 shares remain available for purchase under our 2005 Employee Stock Purchase Plan and 443,143 shares remain available for purchase under our 2005 Equity Incentive Plan. All of the shares available for grant under the 2005 Equity Incentive Plan may be issued in the form of stock options, restricted stock, stock bonuses, stock appreciation rights or restricted stock units. Under the terms of our 2005 Equity Incentive Plan, on the first business day of each of the fiscal years 2006 through 2014, the aggregate number of shares reserved and available for grant and issuance pursuant to the plan is automatically increased by a number of shares equal to 2% of the total outstanding shares as of the immediately preceding July 31, or a lesser number of shares determined by our Board of Directors, provided that no more than 25,000,000 shares may be issued pursuant to the exercise of incentive stock options. Under the terms of our 2005 Employee Stock Purchase Plan, beginning in fiscal 2007, on the first business day of each fiscal year the aggregate number of shares reserved for issuance under the plan is automatically increased by a number of shares equal to 1% of the total outstanding shares as of the last day of the immediately preceding fiscal year, or a lesser number of shares determined by our Board of Directors, provided that the aggregate number of shares issued over the term of the plan shall not exceed 4,000,000 shares

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee currently consists of Laurence Baer, Glen Warren and Robert Zollars, none of whom has any interlocking relationships as defined by the Securities and Exchange Commission.

REPORT ON EXECUTIVE COMPENSATION

The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Diamond specifically incorporates it by reference into such filing.

The Compensation Committee of the Board of Directors oversees the compensation policies of Diamond Foods, including executive compensation. This report discusses Diamond Foods’ compensation programs for executive officers and details of compensation paid to the Chief Executive Officer for the fiscal year ended July 31, 2006.

Purpose

The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of Diamond Foods’ executive officers and to administer Diamond Foods’ equity compensation plans. The

Compensation Committee has overall responsibility for evaluating the components of the compensation paid to Diamond Foods’ executive officers, including base salary, annual incentive bonuses and long-term incentives, and all compensation agreements, plans, policies and programs applicable to executive officers, including employment and severance agreements, change-in-control agreements and provisions, and any other material executive officer-only benefits, compensation or arrangements with respect to their employment. The Compensation Committee approves all such compensation arrangements for executive officers other than the Chief Executive Officer. With respect to the Chief Executive Officer, the Compensation Committee makes compensation-related recommendations to the full Board of Directors for approval.

In carrying out its duties, the Compensation Committee has the authority to retain and terminate compensation consultants. During fiscal year 2006, the Compensation Committee engaged an internationally recognized compensation-consulting firm to advise on equity compensation matters. Diamond Foods’ Human Resources and Legal personnel also support the Compensation Committee. Other than receiving equity grants pursuant to the 2005 Equity Incentive Program, the Compensation Committee does not participate in any programs that they administer.

Executive Compensation Philosophy

Diamond Foods’ compensation program is designed to encourage and reward both individual effort and teamwork to attain financial performance goals and profitably build the company’s brands over the long term. The committee intends for executive compensation plans to instill a culture of rewarding merit and not to serve as an entitlement that is not impacted by mediocre performance.

The executive officer compensation program of Diamond Foods uses both short-term and long-term compensation and incentives. Our compensation philosophy is to offer executive officers base salaries at the median of Diamond Foods’ peer group of companies while rewarding outstanding performance with cash incentive payments, with the expectation that top performers would be compensated above the peer group median. The Compensation Committee considers the following to be important factors in evaluating executive officer compensation:

•	Performance and contribution to Diamond Foods, including length of service in the position;

•	Alignment with stockholders of Diamond Foods;

•	Comparative compensation levels of other companies, including periodic compensation studies performed by independent compensation and benefit consultants;

•	Overall competitive environment for executives and the level of compensation considered necessary to attract and retain executive talent;

•	Diamond Foods’ historical compensation and performance levels; and

•	Diamond Foods’ financial performance.

Companies used in comparative analyses for the purpose of determining executive officer salaries are selected periodically with the assistance of professional compensation consultants. Selection of such companies is based on a variety of factors, including market capitalization and revenue size, with appropriate discounts applied to salaries at companies significantly larger than Diamond Foods. The Compensation Committee believes that Diamond Foods’ primary competitors for executive talent are companies with a similar or larger market capitalization and, accordingly, relies on a broad array of companies in various industries for comparative analyses.

The components of Diamond Foods’ executive compensation are base salary, annual bonus incentives and long-term incentives.

Base Salary

With respect to the Chief Executive Officer, the full Board of Directors approves the base salary for the Chief Executive Officer based on Compensation Committee recommendations, while the Compensation Committee approves, based on the recommendation of the Chief Executive Officer, the base salaries for the other executive officers. In recommending to the Board of Directors base salary adjustments for the Chief Executive Officer and approving base salaries for the other executive officers, the Compensation Committee will take into account the factors described in “Executive Compensation Philosophy” above.

Annual Bonus Incentives

Diamond Foods’ executive officers, along with most non-union, full-time employees, participate in a bonus program, designed to reward employees for their contributions in meeting Diamond Foods’ short and long-term objectives. Currently, the goal achievement period is the 12-month period commencing December 1 each year, so the bonus payments applicable to fiscal 2006 were those paid in December 2005. The current goal achievement period will end on November 30, 2006, at which point, Diamond Foods will transition to a bonus period that matches its fiscal year. Accordingly, Diamond Foods will have a transitional goal achievement period running from December 1, 2006 to July 31, 2007. Commencing with August 1, 2007, the goal achievement program will follow the August 1 to July 31 fiscal year.

The Board of Directors helps to identify and approves strategic goals for the company for each goal achievement period. The company-wide goals identified for the bonuses paid in fiscal 2006 related to revenue, gross margins, earnings, development of distribution channels and new products, implementation of financial reporting and information technology systems, manufacturing and supply chain efficiency and process improvements, cost reduction initiatives, employee training and organizational development, and enhancement of the company’s brands.

The Chief Executive Officer is measured against achievement of the company-wide goals. Each executive officer developed objectives for his department designed to support the company-wide goals and is measured against achievement against these departmental objectives. Goal achievement is measured on a scale of 0-200 points, with 200 representing exceptional performance and 0 indicating unsatisfactory performance. Depending on the objectives, determination of the rating can be either qualitative or quantitative. To determine the actual bonus payment, a participant’s maximum bonus potential (established a percentage of base salary) is multiplied by the performance points awarded divided by 200 points.

The Compensation Committee makes all determinations regarding payments to be made to the executive officers other than the Chief Executive Officer under the bonus program. The Compensation Committee recommends to the full Board of Directors, for approval, the bonus to be paid to the Chief Executive Officer based on achievement against the company-wide goals. When making recommendations with respect to bonus payments for the Chief Executive Officer and taking action with other executive officers, the Compensation Committee will considers the “Executive Compensation Policy” described in this report.

Long-Term Incentives

Equity-Based Incentives.  The Diamond Foods 2005 Equity Incentive Plan enables the company to grant to stock options, stock appreciation rights, restricted stock, and other equity awards based on Diamond Foods’ common stock. The purposes of these equity-based, long-term incentives are to:

•	motivate behavior that leads to the successful achievement of specific financial and operating goals that support Diamond Foods’ business strategy;

•	focus participant’s attention on operational effectiveness from both an earnings and investment perspective;

•	promote performance orientation among employees and communicate the concept that greater responsibilities create greater rewards because more pay is “at risk”;

•	align the interests of executives and senior managers with those of stockholders by linking a substantial portion of compensation to earnings and growth in per share and net revenues;

•	provide a way to attract and retain executives and senior managers who are critical to Diamond Foods’ future success; and

•	provide competitive total compensation for executives and managers commensurate with company performance.

The Compensation Committee recommends to the full Board of Directors for approval any equity grants for the Chief Executive Officer, while the Compensation Committee approves, based on the recommendation of the Chief Executive Officer, equity grants for the other executive officers. The Compensation Committee’s recommendation with respect to grants to the Chief Executive Officer and approvals for grants to other executive officers will be made consistent with the “Executive Compensation Policy” outlined in this report.

In January 2006, the Compensation Committee and the Board of Directors approved restricted stock and stock option awards under the 2005 Equity Incentive Plan to Michael Mendes, Gary Ford, Seth Halio and Sam Keiper. Andrew Burke was not yet an employee of Diamond Foods in January 2006. The grants were based on recommendations provided by an independent, outside compensation consulting firm retained by the Compensation Committee. In June 2006, the Compensation Committee approved restricted stock and stock option awards to Andrew Burke after he joined Diamond Foods. The purchase price of the restricted stock was the par value of Diamond Foods’ common stock, and the restricted stock vests in three, equal annual installments. The exercise price of the options was equal to the closing price of Diamond Foods common stock on the date of grant. The options vest over three years, with one-third of the shares subject to the option vesting on the first anniversary of the date of grant, and the remainder vesting ratably each quarter over the following two years. The fair value of the restricted stock and option grants will be reflected as compensation expense in Diamond Foods’ financial statements over the vesting period of these equity grants.

Retirement Plans.  In fiscal 2006, executive officers participated in the Diamond Foods, Inc. Pension Plan, which provides for retirement benefits based on years of service and average compensation of each executive. In September 2006, Diamond Foods announced its intention to terminate the pension plan. In addition, during fiscal 2006, Diamond Foods’ Chief Executive Officer participated in Diamond Walnut Growers Retirement Restoration Plan that provides for payments upon his retirement. These retirement programs were established to reward long-term contributions by providing income security upon retirement.

Chief Executive Officer Compensation

In determining the compensation of Mr. Mendes, the Board of Directors applied the same criteria that were used to determine the other executives’ compensation, as well as taking into account Mr. Mendes’ leadership in achieving strategic and long-term objectives. In connection with its review of his base salary, in December 2005, the Board of Directors approved an increase in Mr. Mendes’ base salary to $495,000, based on performance of Diamond Foods, the successful completion of the conversion of the company from an agricultural cooperative to a publicly traded corporation, and the significantly increased scope of Mr. Mendes’ responsibilities with respect to managing a public company. In addition, in December 2005, Mr. Mendes received a bonus payment based on objectives established by the Board of Directors for the 12-month period that ended on November 30, 2005. The goals established by the Board of Directors for this period related to sales volume and revenue, development of distribution channels and new products, expansion of production capacity, efficiency and process improvements, cost reduction initiatives, employee training and enhancement of the company’s brands. Based on his achievement against these goals, Mr. Mendes received payment of his maximum bonus potential.

From 2001 until October 2005. Mr. Mendes was the beneficiary of a Long Term Incentive Compensation program (“LTIC”), pursuant to which Diamond Foods agreed to provide Mr. Mendes with annual cash benefits over a ten year period, with payments to begin as early as Mr. Mendes’ 50th birthday, under certain circumstances. To better align Mr. Mendes’ interests with those of Diamond Foods’ stockholders, on October 25, 2005, the Board approved terminating the LTIC and granted Mr. Mendes an option to purchase 225,000 shares of common stock. The option was granted under the Company’s 2005 Equity Incentive Plan and vests over five years, with options to purchase 20% of the shares vesting on October 25, 2006, and the remainder vesting on a pro rata basis on each quarterly anniversary thereafter over the next four years. The option has an exercise price of $17.07 per share.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that publicly held companies may be limited in deducting from their taxable income certain compensation in excess of $1 million paid to the chief executive officer and the four other most highly compensated officers. The Compensation Committee has considered the effect of

Section 162(m) on executive compensation in developing its policy with respect to the deductibility of the Diamond Foods’ executive compensation. It is the Compensation Committee’s position that in administering the “performance-based” portion of the executive compensation program, it will attempt to satisfy the requirements for deductibility under Section 162(m). However, the Compensation Committee believes that it needs to retain the flexibility to exercise its judgment in assessing an executive’s performance and that the total compensation system for executive officers should be managed in accordance with the objectives outlined in the “Executive Compensation Philosophy” section of this report and in the best overall interests of Diamond Foods’ stockholders. Should the requirements for deductibility under Section 162(m) conflict with the executive compensation philosophy or with what the Compensation Committee believes to be in the best interests of the stockholders, the Compensation Committee will act in accordance with the executive compensation philosophy and in the best interests of the stockholders, notwithstanding the effect of such action on deductibility for any given year.

The foregoing report has been approved by the Compensation Committee of the Board of Directors, the members of which are:

Robert Zollars, Chairman of the Compensation Committee
Laurence Baer
Glen Warren

STOCK PRICE PERFORMANCE GRAPH

The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Diamond specifically incorporates it by reference into such filing. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

COMPARISON OF CUMULATIVE TOTAL RETURN

The following graph compares the cumulative total return on Diamond Foods’ common stock since the company’s initial public offering on July 20, 2005 through July 31, 2006 with the cumulative total return for the same period of the Russell 2000 Index and the Dow Jones U.S. Food Products Index. The graph assumes the investment of $100 in Diamond Foods common stock and each of the indices as of the market close on July 20, 2005, and reinvestment of all dividends.

CUMULATIVE TOTAL RETURN
Based upon an initial investment of $100 on July 20, 2005
with dividends reinvested

	21-Jul-05	31-Jul-05	31-Oct-05	31-Jan-06	30-Apr-06	31-Jul-06
Diamond Foods Inc.	$100	$130	$96	$124	$112	$91
Russell 2000	$100	$100	$96	$109	$114	$105
Dow Jones US Food Products Index	$100	$101	$98	$99	$105	$109

REPORT OF THE AUDIT COMMITTEE

The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Diamond specifically incorporates it by reference into such filing.

The audit committee is comprised of Steven Neil, Joseph Silveira and Dennis Mussell, all of whom have been determined to be independent by the board of directors under the applicable NASDAQ listing requirements and SEC rules. The board also has determined that Mr. Neil is an audit committee financial expert as defined by the SEC. The committee operates under a written charter adopted by the board of directors. A copy of the audit committee’s charter is available on Diamond Foods’ website at http://www.diamondfoods.com or to any stockholder otherwise requesting a copy.

The primary function of the audit committee is to provide advice with respect to Diamond Foods’ financial matters and to assist the board of directors in fulfilling its oversight responsibilities regarding (i) the quality and integrity of Diamond Foods’ financial statements, (ii) compliance with legal and regulatory requirements, (iii) the qualifications and independence of the independent, registered public accounting firm serving as Diamond Foods’ auditors and (iv) the performance of Diamond Foods’ internal audit function and the independent auditors.

Management is responsible for Diamond Foods’ internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Diamond Foods’ consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

The audit committee reviewed and discussed the audited financial statements of Diamond Foods for the fiscal year ended July 31, 2006 with management, and management represented that the financial statements of Diamond Foods were prepared in accordance with accounting principles generally accepted in the United States of America. Management has also represented that they have assessed the effectiveness of the company’s internal controls over financial reporting as of July 31, 2006 and determined that as of that date, the company has maintained effective internal control over financial reporting. The audit committee discussed with Deloitte & Touche matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees) as amended by SAS No. 91.

The audit committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with Deloitte & Touche LLP, our independent auditors, the matters required to be discussed by the SAS No. 61, (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed the auditors’ independence with the independent auditors and (4) reviewed and discussed with management and Deloitte & Touche LLP management’s assertions regarding internal financial controls. Based upon these discussions and reviews, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2006 filed with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors.

Steven Neil, Chairman
Joseph Silveira
Dennis Mussell

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Any related party transactions, excluding compensation (whether cash, equity or otherwise) which is delegated to the compensation committee, involving one of our directors or executive officers, must be reviewed and approved by the audit committee or another independent body of the board of directors.

Other than the employment and severance agreements described in “Corporate Governance and Board of Directors Matters — Director Compensation,” “Executive Compensation” and the transactions described below, since August 1, 2005 there has not been, and there currently is not proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeded or exceeds $60,000; and

•	in which any director, executive officer, holder of more than 5% of any class of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Grower Payments

We have paid each member of our board of directors who is currently a grower from whom we purchase walnuts, or an affiliate of a such a grower, for walnut products we received from them in the ordinary course of our business. The following table shows the payments received by the directors who also sold walnuts to us in fiscal 2006 and fiscal 2007 through November 6, 2006:

	Fiscal	Grower
Name	Year	Payments

John J. Gilbert(1)	2007	$1,042,431
	2006	$1,545,658
Robert M. Lea	2007	$332,473
	2006	$405,585

(1)	Represents amounts paid to Rio Oso Groves, Inc., of which Mr. Gilbert is an owner and executive officer, and to Gilbert Orchards, a corporation of which Mr. Gilbert is an owner and executive officer.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages resulting from breach of fiduciary duty as a directors, except for liability:

•	for any breach of the director’s duty of loyalty to our company or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we:

•	must indemnify its directors and executive officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

•	may indemnify our other employees and agents to the same extent that we indemnified our directors and executive officers, unless otherwise required by law, our certificate of incorporation, bylaws or agreements; and

•	must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification provided in our certificate of incorporation and bylaws and to provide additional procedural protections. Presently, there is no pending litigation or proceeding involving any of our directors, executive officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We maintain liability insurance for our directors and officers and have obtained a rider to this coverage for securities matters.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

Stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the Securities and Exchange Commission and our Bylaws. Under SEC rules, any stockholder who intends to present a proposal at our 2008 annual meeting of stockholders must submit the proposal, in writing, so that we receive it at our principal executive offices no later than August 1, 2007 in order for the proposal to be included in our proxy statement and proxy for the 2007 meeting. Stockholders wishing to present a proposal at our 2008 annual meeting of stockholders or to nominate a person to our board of directors at the 2008 annual meeting of stockholders (but not include such nomination in the proxy statement) must submit such proposal or nominee to us no earlier than September 27, 2007 and no later than October 27, 2007 if they wish for it to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. To be valid, submission of a director nominee must include the information contained in Section 1.11(a)(ii) of our Bylaws.

If the 2008 annual meeting of stockholders occurs on a date more than 30 days earlier or later than the anniversary of the prior year’s annual meeting of stockholders, then nominations and stockholder proposals must be received not earlier than close of business on the 105th day prior to the annual meeting and not later than close of business on the later to occur of (i) the 75th day prior to the annual meeting or (ii) the 10th day after the date we first publicly announced the date of the annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act requires our directors and officers, and persons who own shares representing more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. The Securities and Exchange Commission regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during the 2006 fiscal year.

OTHER BUSINESS

The board of directors knows of no other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the board of directors may recommend.

Whether or not you plan to attend the Annual Meeting in person, please either cast your vote online, via telephone, or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Meeting.

Annual Meeting Proxy Card	123456	C0123456789	12345

A	Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1.	The Board of Directors recommends a vote FOR the listed nominees.

		For	Withhold

	01 — Robert M. Lea	☐	☐

	02 — Dennis Mussell	☐	☐

	03 — Glen C. Warren	☐	☐

B	Proposal
The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain

2.	Approval of Deloitte & Touche LLP as independent registered public accounting firm.	☐	☐	☐

C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.
Please sign exactly as your name appears on this Proxy. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership. Please date this Proxy.

Date (mm/dd/yyyy)

■ ■	/	■ ■	/	■ ■ ■ ■
Signature 1 — Please keep signature within the box

Signature 2 — Please keep signature within the box

0 1 1 1 3 1 1	1 U P X	C O Y

Proxy — DIAMOND FOODS, INC.

Annual Meeting of Stockholders to be held on January 16, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Michael J. Mendes and John J. Gilbert, and each of them, as the Proxyholders, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Diamond Foods, Inc. (the “COMPANY”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on January 16, 2007 at 10:00 a.m., at 1050 South Diamond Street, Stockton, California, 95205-7087 and any adjournment or postponement thereof.
This Proxy, when properly executed and returned in a timely manner, will be voted at the Meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, the Proxy will be voted FOR the Proposals and in accordance with the judgement and in the discretion of the persons named as Proxyholders herein on any other business that may properly come before the Meeting or any adjournment or postponement thereof, to the extent authorized by Rule 14A-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

SEE REVERSE
SIDE
CONTINUED AND TO BE VOTED ON REVERSE SIDE.

SEE REVERSE
SIDE

Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.
•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on January 16, 2006.
THANK YOU FOR VOTING